EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 33-43001, 33-49234, 333-27613, 333-31464, 333-31379, 333-61002, 333-95725, and 333-125062 and Form S-3 No. 333-101514) of ESB Financial Corporation of our reports dated March 1, 2007, with respect to the consolidated financial statements of ESB Financial Corporation and subsidiaries, ESB Financial Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ESB Financial Corporation, included in the 2006 Annual Report to Shareholders of ESB Financial Corporation, which is incorporated by reference in the Annual Report Form 10-K of ESB Financial Corporation.

/s/ S.R. Snodgrass, A.C.

Wexford, Pennsylvania

March 12, 2007